Exhibit 10.22

[***] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

Execution Copy

LICENSE AGREEMENT

This LICENSE AGREEMENT (the “Agreement”) is entered into on the Closing Date (as defined below) (the “Effective Date”) between ADVERUM BIOTECHNOLOGIES, INC., a Delaware corporation with a place of business at 800 Saginaw Dr., Redwood City CA 94063 (“Licensor”), and LEXEO THERAPEUTICS LLC, a Delaware limited liability company with a place of business at 430 East 29th St, 14th Floor New York, NY 10016 (“Licensee”). Licensor and Licensee are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

Recitals

WHEREAS, Licensor owns or controls certain patent, know-how, and other intellectual property rights relating to viral vector technology for gene therapy applications, and has developed a gene therapy product based on such technology that is potentially useful to treat symptoms of Friedreich’s ataxia, including cardiomyopathy due to Friedreich’s ataxia;

WHEREAS, Licensor is a party to a License Agreement with Inserm Transfert (“Inserm Transfert”) acting in the name and on behalf of CNRS, Université de Strasbourg, Université Paris-Saclay and Cornell, and Hôpital Marie Lannelongue (collectively the “Co-Owning Institutions”), dated [***], as amended (the “Inserm License Agreement”), pursuant to which Licensor received an exclusive, worldwide license under certain intellectual property rights to develop, manufacture and commercialize products to treat rare diseases, including Friedreich’s ataxia;

WHEREAS, the Parties have entered into a call option agreement dated as of [***] (“Call Option Agreement”), pursuant to which the Parties have agreed to [***] (such date of entry into and execution of this Agreement, the “Closing Date”); and

WHEREAS, Licensee wishes to obtain from Licensor, and Licensor is willing to grant to Licensee, an exclusive and worldwide license to develop, manufacture, and commercialize a gene therapy product to treat cardiomyopathy due to Friedreich’s ataxia, for the benefit worldwide, all on the terms and conditions set forth herein.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Licensee and Licensor hereby agree as follows:

ARTICLE 1

DEFINITIONS

Unless the context otherwise requires, the terms in this Agreement with initial letters capitalized, have the meanings set forth below, or the meaning as designated in the indicated places throughout this Agreement.

1.1 “Affiliate” means, with respect to a Party, any Person that controls, is controlled by, or is under common control with that Party. For the purpose of this definition, “control” (including, with correlative meaning, the terms “controlled by” and “under the common control”) means the actual power, either directly or indirectly through one or more intermediaries, to direct or cause the direction of the management and policies of such Person, whether by the ownership of fifty percent (50%) or more of the voting stocking of such Person, by contract or otherwise.

1.2 “Biologics License Application” means (a) a biologic license application filed with the FDA for authorization for marketing a product, and (b) any of its foreign equivalents as filed with the applicable Regulatory Authorities in the Territory.

1.3 “Biosimilar Product” means, with respect to the Product, a biological medicinal product or biological product for human use which is approved for use (a) in the U.S., under 42 U.S.C § 262(k) as a biosimilar biological product (as defined in 42 U.S.C. § 262(i)(1), (2)) and for which the Product is the reference product (as defined in 42 U.S.C. § 262(i)(4)), (b) in the EU, as a similar biological medicinal product pursuant to Directive 2001/83/EC or Regulation (EC) No 726/2004 (as applicable), and for which such Product is the reference medicinal product, or (c) in any other country or jurisdiction, pursuant to an equivalent regime in such country or jurisdiction, and for which such Product is the reference product for the benefit and use in patients in the above jurisdictions. A product marketed by Licensee, its Affiliates or its or their Sublicensees will not constitute a Biosimilar Product.

1.4 “Business Day” means a day other than a Saturday, Sunday, or bank or other public holiday in California, U.S or New York City, New York.

1.5 “Calendar Quarter” means each three (3) month period commencing January 1, April 1, July 1 or October 1 of any year; provided, however, that (a) the first Calendar Quarter of the Term shall extend from the Effective Date to the end of the Calendar Quarter in which the Effective Date occurs, and (b) the last Calendar Quarter of the Term shall end upon the expiration or termination of this Agreement.

1.6 “Calendar Year” means the period beginning on the 1st of January and ending on the 31st of December of the same year; provided, however, that (a) the first Calendar Year of the Term shall commence on the Effective Date and end on December 31 of the same year and (b) the last Calendar Year of the Term shall commence on January 1 of the Calendar Year in which this Agreement terminates or expires and end on the date of termination or expiration of this Agreement.

1.7 “Claims” means all Third Party demands, claims, actions, or other proceedings (whether criminal or civil, in contract, tort or otherwise) for losses, damages, liabilities, reasonable legal costs, and other reasonable expenses.

1.8 “Combination Product” means any pharmaceutical product that contains (a) the Product and (b) at least one other active ingredient, [***].

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1.9 “Commercialize” or “Commercialization” means the conduct of all activities undertaken before and after Regulatory Approval relating to the promotion, sales, marketing, and distribution for sale of the Product in the Field in the Territory (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering the Product to customers). Commercialize includes sales force efforts, detailing, advertising, market research, market access activities (including price and reimbursement activities), medical education and information services, publication, scientific and medical affairs, medical support, advisory and collaborative activities with opinion leaders and professional societies including symposia, marketing, sales force training, and sales (including receiving, accepting, and filling the Product orders) and distribution for sale, and all activities directed to obtaining pricing and reimbursement approvals for the Product.

1.10 “Commercially Reasonable Efforts” means the level of effort and resources applied to the Development and Commercialization of the Product hereunder consistent with the exercise of prudent scientific and business judgment as applied by a [***] to the development and commercialization of other products and product candidates [***] taking into account efficacy, safety, patent and regulatory exclusivity, anticipated or approved labeling, present and future market potential, competitive market conditions, pricing and reimbursement issues, and other relevant factors.

1.11 “Confidential Information” of a Party means all Know-How, unpublished patent applications, and other information and data of a financial, commercial, business, operational, or technical nature of such Party that is: (i) disclosed by or on behalf of such Party or any of its Affiliates or otherwise made available to the other Party or any of its Affiliates, whether made available orally, in writing, or in electronic form, or (ii) learned by the other Party pursuant to this Agreement. The terms and conditions of this Agreement are the Confidential Information of both Parties.

1.12 “Control” or “Controlled” means, with respect to any Know-How, Patent Rights, or other intellectual property rights, that a Party has the legal authority or right (whether by ownership, license, or otherwise) to grant a license, sublicense, access, or other right (as applicable) under such Know-How, Patent Rights, or other intellectual property rights to the other Party on the terms and conditions set forth herein, in each case without breaching the terms of any agreement with a Third Party; provided that subject to Section 2.7 and except for [***], neither Party shall be deemed to Control any intellectual property rights that it has in-licensed following the Effective Date if [***] and the Parties acknowledge that [***].

1.13 “Develop” or “Development” means all development activities for the Product (whether alone or for use together, or in combination, with another active agent or pharmaceutical product as a combination product or combination therapy) that are directed to obtaining Regulatory Approval(s) of such Product and lifecycle management of such Product in any country in the world, including all non-clinical, preclinical, and clinical testing and studies of such Product; toxicology, pharmacokinetic, and pharmacological studies; statistical analyses; assay development; protocol design and development; the preparation, filing, and prosecution of any MAA for such Product; development activities directed to label expansion and/or obtaining Regulatory Approval for one or more additional indications following initial Regulatory Approval; development activities conducted after receipt of Regulatory Approval; and all regulatory affairs related to any of the foregoing.

1.14 “Dollar” means U.S. dollars, and “$” shall be interpreted accordingly.

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1.15 “EMA” means the European Medicines Agency, or its successor.

1.16 “EU” means the economic, scientific, and political organization of member states known as the European Union, as its membership may be altered from time to time, and any successor thereto. For the purposes of this Agreement, the United Kingdom shall be deemed to be a member of the EU regardless of the withdrawal of the United Kingdom from the European Union.

1.17 “FDA” means the U.S. Food and Drug Administration, or its successor.

1.18 “Field” means human diagnostic, prophylactic, and therapeutic uses of the Product, including for the prevention, treatment, diagnosis or amelioration of cardiomyopathy due to Friedreich’s ataxia.

1.19 “First Commercial Sale” means, on a country-by-country basis, the first sale of the Product in such country by Licensee, its Affiliates, or Sublicensees to a Third Party for end use of such Product after Regulatory Approval of such Product has been granted in such country. For clarity, [***]

1.20 “Gene Therapy Vehicle” means the viral vector(s) set forth in Exhibit B.

1.21 “Government Authority” means any federal, state, national, provincial, or local government, or political subdivision thereof, or any multinational organization or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power, any court, or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body), including Regulatory Authorities.

1.22 “IND” means any investigational new drug application, clinical trial application, clinical trial exemption, or similar or equivalent application filed with the applicable Regulatory Authority for approval to conduct clinical testing of a pharmaceutical product in humans in the applicable country.

1.23 “Inserm Rights” means the intellectual property rights licensed to Licensor pursuant to the Inserm License Agreement.

1.24 “Invention” means inventions, improvements, developments or discoveries, whether patentable or non-patentable, invented or otherwise developed or generated by or on behalf of either Party during the Term in the course of performing activities under this Agreement, whether directly or via its Affiliates, agents, contractors, or sublicensees, and any and all intellectual property rights therein.

1.25 “Know-How” means all technical information, know-how, and data, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, compositions of matter, cells, cell lines, assays, animal models, and other physical, biological, or chemical materials, expertise and other technology, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, and analytical, safety, nonclinical, and clinical data, regulatory documents, data and filings, instructions, processes, formulae, expertise, and information relevant to the research, development, use, importation, offering for sale, or sale of, or which may be useful in studying, testing, or developing, pharmaceutical products.

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1.26 “Law” means any federal, state, local, foreign or multinational law, statute, standard, ordinance, code, rule, regulation, resolution or promulgation, or any order by any Government Authority, or any license, franchise, permit, or similar right granted under any of the foregoing, or any similar provision having the force or effect of law.

1.27 “Licensed Know-How” means all Know-How that (i) is Controlled by Licensor as of the Effective Date and (ii) is necessary for the Development, manufacture or Commercialization of the Product in the Field in the Territory.

1.28 “Licensed Patents” means (a) all United States patents and patent applications set forth in Exhibit A, including patents arising from such patent applications; and (b) any re-examination certificates thereof, and (c) the foreign counterparts of the patents and patent applications in subsection (a) and (b) and extensions, continuations, divisionals, and re-issue applications.

1.29 “Licensed Technology” means the Licensed Patents and Licensed Know-How.

1.30 “MAA” or “Marketing Authorization Application” means an application to the appropriate Regulatory Authority for approval to commercially sell any pharmaceutical or biological product in a particular country or jurisdiction and all amendments and supplements thereto, including a Biologic License Application (BLA) filed with the FDA and equivalent foreign applications.

1.31 “Net Sales” means the gross amount invoiced for sales of a Product by Licensee, its Affiliates, or Sublicensees to Third Parties for end use during a Calendar Quarter (the “Gross Sales”), less the following amounts incurred, accrued or paid by the selling party with respect to the sale of the Product, determined in accordance with U.S. GAAP and not otherwise reimbursed to or recovered by the selling party:

(a) [***];

(b) normal and customary trade and quantity discounts actually allowed and properly taken directly with respect to sales of such Product;

(c) credits or allowances given or made, trade, quantity and cash discounts and any other adjustments for rejection, recall or return of previously sold Products or for retroactive price reductions and billing errors;

(d) rebates, reimbursements, chargeback payments, or similar payments granted to wholesalers or other distributors, buying groups, health care insurance carriers, chain pharmacies, mass merchandisers, staff model HMOs, managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers; provided, however, that the aggregate deduction under this clause (d) shall not exceed [***] of the total amount invoiced (excluding taxes) for all Products sold in the Territory in a Calendar Year, and if such cap is surpassed at the end of each Calendar Year, Licensee shall include in Net Sales the amount deducted over such [***] cap. Such cap will be prorated for the first and last Calendar Year during the Term;

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(e) [***]

(f) actual costs of freight, carrier insurance, and other transportation charges directly related to the distribution of such Product; and

(g) sales, value added, consumption and similar taxes, duties, or governmental charges (for the avoidance of doubt, excluding any income or franchise taxes or other taxes based on income) directly levied on or measured by the billing amount for such Product, as adjusted for rebates and refunds.

In no event will any particular amount identified above be deducted more than once in calculating Net Sales. Sale or transfer of the Product between Licensee, its Affiliates or Sublicensees for resale shall be excluded from the computation of Net Sales, but the subsequent resale of such Product to the first independent Third Party shall be included within the computation of Net Sales.

The supply of the Product as samples for use in non-clinical or clinical trials or any tests or other studies reasonably necessary to support Regulatory Approval shall not be included in the computation of Net Sales; provided that early access and named patient sales of the Product shall be included in the computation of Net Sales.

If the Product is sold as part of a Combination Product in a country, the Net Sales with respect to such Combination Product in such country shall be determined by [***]. If the Other Components in the Combination Product are not sold separately in such country during the applicable reporting period, Net Sales shall be calculated by [***]. If neither the Product nor the other active ingredient(s) or product(s) were sold separately in such country during the applicable reporting period, then Net Sales for the applicable Combination Product shall be [***].

1.32 “Other Components” means other clinically active (a) compounds or (b) substances, in each case (a) and (b), that are [***] in combination, whether [***], which compounds or substances that [***], are not the Product.

1.33 “Patent Rights” means all patents and patent applications (which for the purpose of this Agreement shall be deemed to include certificates of invention and applications for certificates of invention), including all divisionals, continuations, substitutions, continuations-in-part, re-examinations, reissues, additions, renewals, revalidations, extensions, registrations, pediatric exclusivity periods, and supplemental protection certificates and the like of any such patents and patent applications, and any and all foreign equivalents of the foregoing.

1.34 “Person” means any individual, partnership, limited liability company, firm, corporation, association, trust, unincorporated organization or other entity.

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1.35 “Phase 1 Study” means a study in humans which provides for the first introduction into humans of a product, conducted in normal volunteers or patients to generate information on product safety, tolerability, pharmacological activity or pharmacokinetics, as more fully defined in 21 CFR §312.21(a), or comparable regulations in any country or jurisdiction outside the U.S., and any amended or successor regulations.

1.36 “Pivotal Study” means a clinical study of the Product in human patients: (a) with a defined dose or a set of defined doses of such Product designed to establish statistically significant efficacy and safety of such Product for the purpose of enabling the preparation and submission of a MAA to the competent Regulatory Authorities in a country, or (b) that would otherwise satisfy requirements of 21 CFR 312.21(c), or comparable regulations in any country or jurisdiction outside the U.S., and any amended or successor regulations.

1.37 “PMDA” means the Pharmaceuticals and Medical Devices Agency of Japan, or its successor.

1.38 “Product” means the gene therapy product that consists of [***].

1.39 “Product Sequence” means a nucleic acid sequence [***], set forth in Exhibit C.

1.40 “Regulatory Approval” means all approvals that are necessary for the use, import, transport, promotion, marketing, distribution, offer for sale, or commercial sale of a pharmaceutical or biologic product in a given country or regulatory jurisdiction, including pricing and reimbursement approval if required for such purposes.

1.41 “Regulatory Authority” means any applicable Government Authority responsible for granting Regulatory Approvals for the Product, including FDA, EMA and PMDA.

1.42 “Regulatory Material” means any and all regulatory applications, submissions, notifications, communications, correspondences, registrations, and other filings made to, received from, or otherwise conducted with a Regulatory Authority in order to Develop, manufacture, market, sell, or otherwise Commercialize a pharmaceutical or biologic product in a particular country or jurisdiction, including IND, MAAs, and Regulatory Approvals.

1.43 “Senior Officer” means, with respect to Licensor, [***], and with respect to Licensee, [***].

1.44 “Sublicensee” means any Third Party or Affiliate of Licensee to whom Licensee grants a sublicense under Licensee’s rights to the Licensed Technology licensed from Licensor pursuant to this Agreement.

1.45 “Term” has the meaning set forth in Section 9.1.

1.46 “Territory” means worldwide.

1.47 “Third Party” means any Person other than a Party or an Affiliate of a Party.

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1.48 “United States” or “U.S.” means the United States of America and its territories and possessions.

1.49 “U.S. GAAP” means generally accepted accounting principles in the United States, consistently applied.

1.50 “Valid Claim” means (i) a claim of a pending patent application that has not been abandoned, finally rejected or expired without the possibility of appeal or re-filing; and (ii) a claim of an issued and unexpired Patent Right that has not been revoked or held invalid or unenforceable by a patent office, court, or other governmental agency of competent jurisdiction in a final and non-appealable judgment (or judgment from which no appeal was taken within the allowable time period) and has not been disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise.

1.51 Interpretation. In this Agreement, unless otherwise specified:

(a) The words “include”, “includes”, and “including” shall be deemed to be followed by the phrase “without limitation”;

(b) words denoting the singular shall include the plural and vice versa and words denoting any gender shall include all genders;

(c) the word “or” is used in the inclusive sense typically associated with the phrase “and/or” unless the subjects of the conjunction are, or are intended to be, exclusive;

(d) words such as “herein”, “hereof”, and “hereunder” refer to this Agreement as a whole and not merely to the particular provision in which such words appear; and

(e) the Exhibits and other attachments form part of the operative provision of this Agreement and references to this Agreement shall include references to the Exhibits and attachments.

ARTICLE 2

LICENSE

2.1 License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants Licensee an exclusive (even as to Licensor but subject to Sections 2.3 and 2.6 below) and royalty-bearing license, with the right to grant sublicenses as provided in Section 2.2, under the Licensed Technology to Develop, manufacture, use, sell, offer for sale, have sold, import, and otherwise Commercialize the Product in the Field in the Territory.

2.2 Sublicenses. Licensee [***] and Licensee shall remain responsible for the performance of the obligations hereunder by each of its Sublicensees and for the acts and omissions of such Sublicensees. Licensee shall notify Licensor of the grant of any sublicense (other than its contractors, such as contract research organizations and contract manufacturers) within [***] after the execution of the applicable sublicense agreement and shall provide Licensor a copy of such executed sublicense which may be redacted to omit financial terms and other commercially sensitive information of the Sublicensee not relevant to confirming compliance of such sublicense with this Agreement. Without limiting the foregoing, the following requirements under the Inserm License Agreement shall apply: [***].

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2.3 Retained Rights. Notwithstanding the exclusive licenses granted to Licensee under Section 2.1, to the extent required by the Inserm License Agreement, Licensor, on behalf and solely for the benefit of the Co-Owning Institutions, retains the right to use the Licensed Technology in the Field in the Territory for educational, academic, and research purposes only, including the right to grant an academic institution the right to use the Licensed Technology for its educational, academic and research purposes. Licensor retains the right to practice the Licensed Technology in the Field in the Territory to fulfill its obligations under this Agreement.

2.4 No Implied License. Except as expressly set forth herein, neither Party shall acquire any license, right, or other interest, by implication or otherwise, under any intellectual property rights of the other Party.

2.5 Technology Transfer. Within [***] after the Effective Date, Licensor shall provide Licensee with the Licensed Know-How that exists as of the Effective Date, and is set forth in the technology transfer plan attached hereto as Exhibit D.

2.6 Adverum Equipment. [***].

2.7 The Inserm License Agreement. Licensee acknowledges that it has received a redacted version of the Inserm License Agreement, and the amendments thereto existing as of the Effective Date. The rights granted to Licensee pursuant to Section 2.1 that constitute Inserm Rights are subject to all applicable terms and conditions of the Inserm License Agreement, in addition to being subject to the terms and conditions of this Agreement. Certain Inserm Rights are granted to Licensor on a non-exclusive basis, and the sublicense thereunder granted to Licensee pursuant to Section 2.1 is exclusive only as to Licensor’s rights therein. As required by the Inserm License Agreement, Licensee acknowledges that Licensor will furnish to Inserm Transfert a true and complete copy of this Agreement and any current and future amendments thereto, which Agreement may be redacted to omit any and all information not directly relevant to the performance of Licensor’s obligations under the Inserm License Agreement, within [***] after the Effective Date of this Agreement or the effective date of any amendments hereto that may be executed. For clarity, [***]. Licensor shall not amend the Inserm License Agreement without the prior written consent of Licensee (which consent shall not be unreasonably withheld, delayed or conditioned) and if Licensor makes any such amendments to the Inserm License Agreement, Licensor and Licensee will work in good faith to update the applicable provisions of this Agreement to reflect such amendments to the Inserm License Agreement. Licensor shall promptly inform Licensee of any amendments made to the Inserm License Agreement that will affect the terms and conditions of this Agreement. To the extent requested by Licensor from time to time, Licensee will take reasonable steps (without requiring Licensee to bear additional costs) to support Licensor’s compliance with the Inserm License Agreement. Licensor shall be responsible for any and all payments that become due pursuant to the Inserm License Agreement, including without limitation as a result of the sublicense granted to Licensee pursuant to Section 2.1 under the relevant Inserm Rights.

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ARTICLE 3

DEVELOPMENT AND COMMERCIALIZATION

3.1 General. Subject to the terms and conditions of this Agreement, Licensee shall be solely responsible for the Development, manufacture, and Commercialization of the Product in the Field in the Territory, at Licensee’s own cost and expense.

3.2 Diligence. Licensee (either itself or through its Affiliates and Sublicensees) shall use Commercially Reasonable Efforts to Develop and seek Regulatory Approval of the Product, and after obtaining such Regulatory Approval of the Product, Commercialize the Product in the Field in the Territory as soon as practical.

3.3 Development.

(a) General. Licensee (either itself or through its Affiliates and Sublicensees) shall be responsible for the Development of the Product in the Field in the Territory, including all pre-clinical studies and all clinical trials of the Product in the Field in the Territory, at Licensee’s cost and expense.

(b) Reporting. Without limiting the information to be exchanged between the Parties, every [***] of each Calendar Year, Licensee shall provide Licensor with a report summarizing its Development and Commercialization activities in respect of the Product in the Field in the Territory in the previous [***] and a summary of its plans for the Development and Commercialization of the Product in the then-current [***] period. Such reports shall include a summary of [***], a summary of [***], the current [***] efforts, [***] efforts, and [***]. The Parties shall review and discuss such report as necessary.

3.4 Regulatory.

(a) General. Licensee shall have the sole right to prepare, obtain, and maintain (as applicable) MAAs (including [***]), Regulatory Approvals, and Regulatory Materials, and to conduct communications with the applicable Regulatory Authorities, for the Product (which shall include [***]). At Licensee’s reasonable request and expense, Licensor shall assist Licensee in connection with the preparation and filing of any such Regulatory Materials.

(b) Transfer of Data. Within [***] after the Effective Date, Licensor shall electronically transfer to Licensee all of the data, including data from any clinical study, included in and pursuant to the technology transfer plan as provided in Exhibit D.

3.5 Manufacture and Supply.

(a) [***] Licensor shall, [***] transfer and assign to Licensee the existing inventory of the Product, or components thereof held for use with the Product, and including all existing CMC (chemistry, manufacturing, and control) materials related to the manufacture of such Product listed in Exhibit F (the “Existing Inventory”).

(b) Except for the Existing Inventory provided by Licensor under Section 3.5(a) above, Licensee shall manufacture and supply the Product itself or through its contract manufacturer.

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3.6 Commercialization. Licensee (itself or through its Affiliates and Sublicensees) shall be responsible for all aspects of the Commercialization of the Product in the Field in the Territory, at Licensee’s own cost and expense, including: [***].

ARTICLE 4

PAYMENTS

4.1 Upfront Payment. In consideration for the license granted throughout the Territory pursuant to Section 2.1, Licensee shall pay to Licensor a one-time, non-creditable and non-refundable upfront payment of seven million five hundred thousand Dollars ($7,500,000) upon [***].

4.2 Development and Commercial Milestone Payments.

(a) Milestone Events. Subject to the remainder of this Section 4.2, Licensee shall pay to Licensor the following [***] development milestone payments set forth in the table below upon [***] of the corresponding milestone event by Licensee, its Affiliates, or its Sublicensees:

Development and Commercial Milestone Events	Milestone Payment
1) [***]	$3,500,000
2) [***]	[***]
3) [***]	[***]
4) [***]	[***]
5) [***]	[***]
6) [***]	[***]
[***]	[***]

*	If [***], then [***].
**	If [***], then [***], whichever has not [***], shall be [***], as applicable.

(b) Milestone Conditions. Each development and commercial milestone payment set forth above shall be due and payable (i) irrespective of whether such milestone event is achieved by Licensee, its Affiliates, or Sublicensee, and (ii) [***] The aggregate milestone payments under this Section 4.2 shall not exceed [***].

(c) Notice and Payment. Licensee shall notify Licensor in writing within [***] after the first achievement of any milestone set forth in this Section 4.2 and shall pay to Licensor the corresponding milestone payment within [***] after the achievement of such milestone.

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4.3 Sales Milestone Payments.

(a) Milestone Events. Subject to the remainder of this Section 4.3, Licensee shall pay to Licensor the following one-time, [***] sales milestone payments set forth in the table below when the aggregated annual Net Sales of all the Product sold in the Territory in a Calendar Year by Licensee, its Affiliates, and its Sublicensees (subject to Section 4.3(b)) first reach the corresponding threshold value indicated below.

Annual Net Sale of all the Product in the Territory	Milestone Payment
[***]	[***]
[***]	[***]
[***]	[***]
[***]	[***]

(b) Sales Milestone Conditions. Each sales milestone payment set forth above shall be due and payable [***], [***]. The aggregate milestone payments under this Section 4.3 shall not exceed [***].

(c) Notice and Payment. As part of the royalty report in Section 4.4(e), Licensee shall provide written notice to Licensor if the aggregated annual Net Sales of the Product in the Territory first reach any threshold value set forth in Section 4.3(a) above during the Calendar Year to which such report pertains. Licensee shall pay to Licensor the corresponding milestone payment together with the royalty payment due for such Calendar Year within [***] after Licensee so notifies Licensor that such threshold value has been achieved.

4.4 Royalty Payments.

(a) Royalty Rate. Subject to the remainder of this Section 4.4, Licensee shall pay incremental royalties to Licensor on the Net Sales of the Product sold in the Territory during each Calendar Quarter during the Royalty Term, as set forth below.

For that portion of Net Sales of the Product in a Calendar Year	Royalty Rate
Less than or equal to $500,000,000	8%
Greater than $500,000,000	10%

(b) Royalty Term. Licensee’s obligation to pay royalties pursuant to this Section 4.4 shall apply, on a Product-by-Product and country-by-country basis, commencing upon First Commercial Sale of such Product in such country and ending upon the latest of (i) the expiration of the last-to-expire Valid Claim in the Licensed Patents that covers the manufacture, use or sale of the Product in such country; (ii) the expiration of all regulatory and data exclusivity for such Product in such country, and (iii) the tenth (10th) anniversary of the First Commercial Sale of such Product in such country (the “Royalty Term”).

(c) Royalty Conditions. The royalty payments under this Section 4.4 shall be subject to the following conditions:

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(i) Only one royalty payment shall be due with respect to each unit of Product, without regard to whether there is more than one Valid Claim or Licensed Patent covering such Product.

(ii) No royalties shall be due upon the sale or other transfer of the Product between Licensee, its Affiliates or Sublicensees for resale, but in such cases the royalty shall be due and calculated upon Licensee’s, its Affiliate’s or Sublicensee’s Net Sales of such Product to the first independent Third Party.

(iii) [***]

(d) Royalty Reductions.

(i) Patent Expiry. If the Royalty Term for a particular Product in a country extends beyond the expiration of the last to expire Valid Claim of a [***] then the royalties payable under this Section 4.4 shall be reduced by [***] for such Product in such country during the remainder of such Royalty Term.

(ii) Third Party Licensees. If Licensee, in its reasonable judgment following consultation with Licensor, determines that Licensee is required to obtain a license from a Third Party in order to avoid infringement of any Patent Rights or misappropriation of any Know-How owned or controlled by such Third Party in connection with the Development, manufacture, or Commercialization of the Product, then Licensee may enter into a license agreement with such Third Party to obtain such rights and shall have the right to deduct from any royalty payment that would otherwise have been due pursuant to Section 4.4(a) an amount equal to [***] of any amounts paid by Licensee to such Third Party as royalties on Net Sales of the Product pursuant to such license; provided, however, that such deduction shall not exceed [***] of the royalty payment that would otherwise be due in any Calendar Quarter pursuant to Section 4.4(a); provided further that Licensee shall have the right to carry forward to subsequent Calendar Quarters any deductions it is not allowed to take because of the limitations set forth in the foregoing proviso.

(iii) Royalty Floor. Notwithstanding the foregoing Sections 4.4(d)(i) and (ii), with respect to the Product in any Calendar Quarter, the operation of subsections (i) and (ii) above, individually or in combination, shall not reduce by more than [***] the royalties that would otherwise have been due under Section 4.4(a) with respect to Net Sales of such Product in the applicable country(ies) during such Calendar Quarter. Furthermore, in no event shall the royalties payable to Licensor under Section 4.4(a) be less than [***].

(e) Report and Payment. Within [***] after the end of each Calendar Quarter commencing with the First Commercial Sale of the Product in the Territory, Licensee shall provide Licensor with a royalty report that contains the following information for the applicable Calendar Quarter, on a Product-by-Product and country-by-country basis: (i) the amount of Gross Sales of the Product, (ii) a calculation of Net Sales of the Product, (iii) a calculation of the royalty payment due on such Net Sales, including the application of any reduction made in accordance with Section 4.4(d), (iv) the exchange rate for such country, and (v) [***]. Concurrent with the delivery of the applicable quarterly royalty report, Licensee shall pay Licensor in Dollars the royalties owed with respect to Net Sales for such Calendar Quarter and the sales milestone payment for any sales milestone achieved during such Calendar Quarter.

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4.5 Third Party Payment Obligations. Without limiting (and except as provided in and subject to) Section 4.4(d)(ii), each Party shall be responsible for the payment of royalty, milestone, and other payments due to Third Parties under any agreements between such Party (or its Affiliates) and Third Parties on account of Licensee’s, its Affiliates’, and Sublicensees’ Development, manufacture, and Commercialization of the Product in the Field in the Territory.

4.6 Currency; Exchange Rate. All payments to be made by Licensee to Licensor under this Agreement shall be made in Dollars by bank wire transfer in immediately available funds to a bank account designated by written notice from Licensor. The rate of exchange to be used in computing the amount of currency equivalent in Dollars shall be made at the average of the closing exchange rates reported in The Wall Street Journal (U.S., Eastern Edition) for [***] of the applicable reporting period for the payment due.

4.7 Blocked Currency. If the conversion of a local currency in the Territory into Dollars or transfer of funds out of a country in the Territory becomes materially restricted, forbidden, or substantially delayed due to applicable Laws and Licensee is unable to make the required payments hereunder as a direct result thereof, then Licensee shall promptly notify Licensor and, if Licensor so elects in its sole discretion, amounts accrued in such country shall then be paid by Licensee in local currency into an account in a local bank designated by Licensor for so long as Licensor so elects, provided, however, that, notwithstanding anything to the contrary in this Agreement, any amounts otherwise due under this Agreement shall be increased to fully compensate Licensor for any taxes or other expenses or costs that are or would be imposed upon the transfer of such amounts from such local bank to the bank account designated by Licensor pursuant to Section 4.6 and the conversion of the relevant local currency into Dollars.

4.8 Late Payments. If Licensor does not receive payment of any sum due to it on or before the due date therefor, simple interest shall thereafter accrue on the sum due from the due date until the date of payment at a per-annum rate equal to the prime interest rate (as reported in The Wall Street Journal (U.S., Eastern Edition)) plus an additional [***] or the maximum rate allowable by applicable Law, whichever is less.

4.9 Taxes.

(a) Taxes. For the avoidance of doubt, Licensee shall be solely responsible for, and shall timely pay in full, all employment, payroll, withholding and other taxes imposed with respect to its employees and contractors.

(b) Indirect Taxes. All payments in this Article 4 are exclusive of indirect taxes (such as value added tax, sales tax, consumption tax and other similar taxes, and including for this purpose any interest, penalties, and additions to tax), which shall be paid by Licensee.

(c) Withholding and Tax Cooperation. All payments to Licensor under this Agreement shall be made without deduction or withholding for taxes except to the extent that such withholding is required by applicable Law. To the extent Licensee is required to deduct and withhold taxes on any payment to Licensor under applicable Law, Licensee shall deduct those taxes from the remittable payment, pay the taxes to the proper tax authority in a timely manner,

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and promptly send proof of payment to Licensor. To the extent Licensor is legally entitled to do so, Licensor shall provide Licensee with a United States Internal Revenue Service Form W-9 or applicable Form W-8 (as applicable). For the avoidance of doubt, the Parties agree that the payments to be made to Licensor under Sections 4.1, 4.2, 4.3 and 4.4 constitute royalties for U.S. federal income tax purposes under applicable Law as of the date hereof and, accordingly, it is expected that, in the event Licensor is a non-U.S. person, the withholding rate (or exemption from withholding) specified for royalties under any applicable income tax treaty between such Licensor’s jurisdiction and the United States shall apply (so long as an applicable W-8BEN-E is provided). Notwithstanding anything in this Agreement to the contrary, if deduction or withholding for taxes becomes required by applicable Law (or the amount of deduction or withholding for taxes required by applicable Law is increased) with respect to a payment under this Agreement as a result of an assignment by Licensee, then such payment shall be increased to the extent necessary to ensure that Licensor receives an amount equal to the sum which it would have received had such deduction or withholding for taxes not become required or increased by applicable Law, provided, however, that no such increase shall be required to the extent the relevant withholding is required by applicable U.S. Law and would not have been imposed but for the assignment by Licensor of its rights under this Agreement to a non-U.S. Affiliate of Licensor.

4.10 Financial Records and Audit. Licensee shall maintain, and shall require its Sublicensees to maintain, complete and accurate records in sufficient detail to permit Licensor to [***]. Upon at least [***] written notice, such records shall be open for examination, during regular business hours, for a period of [***] after the creation of individual records by an independent certified public accountant selected by Licensor and reasonably acceptable to Licensee, for the sole purpose of verifying for Licensor [***] under this Agreement. Such audits shall be limited to [***] and [***]. Licensor shall bear the cost of such audit unless such audit reveals an underpayment by Licensee of more than [***] of the amount actually due for the time period being audited, in which case Licensee shall reimburse Licensor for the costs of such audit. Licensee shall pay to Licensor any underpayment discovered by such audit within [***] after the accountant’s report, plus interest (as set forth in Section 4.8) from the original due date. If the audit reveals an overpayment by Licensee, then Licensee may take a credit for such overpayment against any future payments due to Licensor (if there will be no future payment due, then Licensor shall promptly refund such amount to Licensee).

ARTICLE 5

INTELLECTUAL PROPERTY RIGHTS

5.1 Inventions. Ownership of all Inventions shall be based on inventorship, as determined in accordance with the rules of inventorship under United States patent laws. Each Party shall solely own all Inventions invented or made solely by or on behalf of such Party, including its and its Affiliate’s employees, contractors, Sublicensees and/or agents. The Parties shall jointly own all Inventions invented or developed jointly by or on behalf of both Parties, including its and its Affiliate’s employees, contractors, Sublicensees and/or agents (“Joint Inventions”). All Patent Rights claiming patentable Joint Inventions will be referred to as “Joint Patents”. Except to the extent restricted by the licenses and other rights granted to other Party under this Agreement, each Party, as a joint owner, shall be entitled to practice, license, assign, and otherwise exploit its interest in the Joint Inventions without the duty of accounting or seeking consent from the other Party.

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5.2 Patent Prosecution.

(a) As between the Parties, Licensee shall have the first right to file, prosecute, and maintain the Licensed Patents (including any Joint Patents which are Licensed Patents) in the Territory at Licensee’s cost and expense.

(b) Licensee shall consult with Licensor and keep Licensor reasonably informed of the status of the Licensed Patents and shall promptly provide Licensor with a copy of any correspondence received from any patent authority in the Territory in connection therewith. In addition, Licensee shall provide Licensor with drafts of proposed material filings, including all patent applications, and correspondence to any patent authority in the Territory with respect to the Licensed Patents for Licensor’s review and comment at least [***] prior to the anticipated submission date or due date (whichever is earlier), and Licensee shall take all comments provided by Licensor under good faith consideration.

(c) Licensee shall notify Licensor of any decision to cease prosecution or maintenance of any Licensed Patents in any country in the Territory. Licensee shall provide such notice at least [***] prior to any filing or payment due date, or any other due date that requires action, in connection with such Licensed Patent. In such event, upon Licensor’s request, Licensee shall transfer all files and documents in Licensee’s control necessary for the prosecution and maintenance of such Licensed Patent in such country to Licensor, and thereafter Licensor shall have the right to continue prosecution or maintenance of such Licensed Patent in such country at Licensor’s cost and expense. In such event, the principles in Section 5.2(b) shall continue to apply with respect to Licensor providing Licensee with drafts of proposed material filings, including all patent applications, and correspondences in the time periods specified therein.

(d) The Parties shall mutually agree on which Party will prosecute and maintain Joint Patents which are not Licensed Patents based on the contribution of each Party to such Joint Invention and each Party’s potential interest in products based upon such Joint Invention. The principles in Sections 5.2(b) and 5.2(c) shall apply with respect to each Party’s rights and obligations for the prosecution and maintenance of Joint Patents.

(e) Each Party shall provide the other Party all reasonable assistance and cooperation in the patent prosecution efforts under this Section 5.2, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

(f) Inserm Rights. Notwithstanding the foregoing, the prosecution and maintenance rights granted to Licensee under this Section 5.2 for those Licensed Patents that constitute Inserm Rights are first subject to all applicable terms and conditions of the Inserm License Agreement, in addition to being subject to the terms and conditions of this Agreement, including Inserm Transfert’s right [***].

5.3 Patent Enforcement.

(a) Notice. Each Party shall promptly notify the other Party if it becomes aware of any infringement, alleged infringement or threatened infringement by a Third Party of any Licensed Patent (including any Joint Patents which are Licensed Patents) in the Field in the Territory through the manufacture, use or sale of products competitive with the Product (“Competitive Product Infringement”).

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(b) Enforcement. As between the Parties, Licensee shall have the first right to bring and control any legal action to enforce the Licensed Patent against any Competitive Product Infringement at its own expense and as it reasonably determines appropriate. Licensor shall have the right to be represented in any such action by counsel of its choice at its own expense. If Licensee does not elect to bring such legal action within [***] after the notice provided pursuant to Section 5.3(a) (or at least [***] prior to the expiration of any shorter time period within which an action can legally be brought), Licensor shall have the right to bring and control any legal action to enforce the Licensed Patent against such Competitive Product Infringement at its own expense.

(c) Cooperation. At the request and expense of the Licensee, Licensor shall provide reasonable assistance in connection therewith, including by executing appropriate documents, cooperating in discovery and joining as a party to the action if required. In connection with any such proceeding, Licensee shall keep Licensor reasonably informed on the status of such action and shall not enter into any settlement admitting the invalidity of, or otherwise impairing Licensor’s rights in, the Licensed Patent without the prior written consent of Licensor (not to be unreasonably withheld).

(d) Recovery. Any recoveries resulting from enforcement action under Section 5.3(b) relating to a Competitive Product Infringement shall be first applied against payment of each Party’s cost and expense in connection therewith. Any such recoveries in excess of such cost and expense shall be allocated such that (i) [***].

(e) Inserm Rights. Notwithstanding the foregoing, the enforcement rights granted to Licensee under this Section 5.3 for those Licensed Patents that constitute Inserm Rights are first subject to all applicable terms and conditions of the Inserm License Agreement, in addition to being subject to the terms and conditions of this Agreement.

5.4 Defense of Licensed Patents. In the event that a Party receives notice of any claim alleging the invalidity or unenforceability of any Licensed Patent, such Party shall bring such claim to the attention of the other Party, including all relevant information related to such claim. The Parties shall discuss such claim in good faith. Where such allegation is made in an opposition, reexamination, interference, or other patent office proceeding or a declaratory judgement action, then the Party having the right to control prosecution pursuant to Section 5.2 shall have the right to proceed in such matter. Each Party shall provide to the Party defending any such rights under this Section 5.4 all reasonable assistance in such enforcement, at such defending Party’s request and expense. The defending Party shall keep the other Party reasonably informed of the status and progress of such efforts, and shall reasonably consider the other Party’s comments on any such efforts. Without the prior written consent of the other Party (not to be unreasonably withheld), neither Party shall enter into any settlement of any claim, suit, or action that it defended under this Section 5.4 that admits the invalidity or unenforceability of any Licensed Patent.

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5.5 Defense of Third Party Claims. If a claim is brought by a Third Party alleging infringement of Patent Rights or misappropriation of other intellectual property rights owned or controlled by such Third Party in connection with the performance of activities contemplated by this Agreement, including, with respect to Licensee, the Development, manufacture, or Commercialization of the Product, the Party against whom such claim is brought shall promptly notify the other Party. Each Party shall be entitled to defend itself in connection with any such claim, at its own expense and sole discretion, and the other Party shall reasonably cooperate with reasonable requests for assistance from the Party defending itself against such claim.

5.6 Bankruptcy Protection. All licenses granted by Licensor to Licensee under this Agreement are and shall otherwise be deemed to be, for purposes of Section 365(n) of Title 11, United States Code or foreign equivalent laws (the “Bankruptcy Code”), licenses of rights to “intellectual property” as defined in Section 101 of the Bankruptcy Code. Licensee shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code. Upon the bankruptcy of Licensor, Licensee shall further be entitled to a complete duplicate of, or complete access to, any such intellectual property, and such, if not already in its possession, shall be promptly delivered to Licensee, unless Licensor elects to continue, and continues, to perform all of its obligations under this Agreement.

ARTICLE 6

CONFIDENTIALITY

6.1 Confidentiality Obligations. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that, during the Term of this Agreement and [***] thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement (which includes the exercise of any rights or the performance of any obligations hereunder) any Confidential Information of the other Party.

6.2 Exceptions. The obligations set forth in Section 6.1 shall not apply to any information that the receiving Party can demonstrate that such information:

(a) is known by the receiving Party at the time of its receipt without an obligation of confidentiality, and not through a prior disclosure by the disclosing Party, as documented by the receiving Party’s written business records;

(b) is in the public domain before its receipt from the disclosing Party, or thereafter enters the public domain other than through the receiving Party’s breach of the confidentiality obligations set forth herein;

(c) is subsequently disclosed to the receiving Party by a Third Party who may lawfully do so and is not under an obligation of confidentiality to the disclosing Party; or

(d) is developed by the receiving Party independently and without use of, or reference to, any Confidential Information of the disclosing Party, as documented by the receiving Party’s written business records.

Any combination of features or disclosures shall not be deemed to fall within the foregoing exclusions merely because individual features are published or available to the general public or in the rightful possession of the receiving Party unless the combination itself and principle of operation are published or available to the general public or in the rightful possession of the receiving Party.

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6.3 Authorized Disclosures. Notwithstanding the obligations set forth in Sections 6.1 and 6.5, a Party may disclose the other Party’s Confidential Information to the extent:

(a) such disclosure is reasonably necessary: (i) for the filing, prosecution, and enforcement of Patent Rights as contemplated by this Agreement; (ii) in connection with regulatory filings for the Product; (iii) for prosecuting or defending litigation as contemplated by this Agreement; or (iv) disclosure to its and its Affiliates’ employees, consultants, contractors, and agents, in each case on a need-to-know basis in connection with the exercise of its rights or the performance of its obligations under this Agreement, including the Development, manufacture, or Commercialization of the Product in accordance with the terms of this Agreement;

(b) such disclosure is reasonably necessary: (i) to such Party’s directors, attorneys, independent accountants, or financial advisors for the purpose of enabling such directors, attorneys, independent accountants, or financial advisors to provide advice to such Party; or (ii) to actual or potential investors, acquirors, sublicensees, and other financial or business partners for the purpose of evaluating or carrying out an actual or potential investment, acquisition, collaboration, or other business relationship; provided that in each such case on the condition that such recipients are bound by confidentiality and non-use obligations substantially consistent with those contained in this Agreement prior to such disclosure;

(c) such disclosure is required by applicable Laws or judicial or administrative process (including regulations promulgated by securities exchanges), provided that in such event such Party shall promptly inform the other Party of such required disclosure and provide the other Party an opportunity to challenge or limit the disclosure obligations. Confidential Information that is disclosed pursuant to this Section 6.3(c) shall remain otherwise subject to the confidentiality and non-use provisions of this Article 6, and the Party disclosing Confidential Information pursuant to Law or court order shall take steps reasonably necessary, including seeking to obtain confidential treatment or a protective order, to ensure the continued confidential treatment of such Confidential Information.

6.4 Technical Publication. Licensee shall have the sole right, in its discretion, to publish or otherwise disclose the results of and other information regarding any Development activities performed under this Agreement by or on behalf of Licensee with respect to the Product. Licensor shall not publish or otherwise disclose any information regarding the Product without Licensee’s prior written consent (not to be unreasonably withheld, delayed, or conditioned), to be given on a case-by-case basis.

6.5 Publicity.

(a) Subject to the rest of this Section 6.5, no disclosure of the terms of this Agreement may be made by either Party, and neither Party shall use the name, trademark, trade name, or logo of the other Party, its Affiliates, or their respective employee(s) in any publicity, promotion, news release, or disclosure relating to this Agreement or its subject matter, without the prior express written permission of the other Party, except that is, in the opinion of the disclosing Party’s counsel, required by Law or rules of a securities exchange. Following an initial press release announcing this Agreement, either Party shall be free to disclose or publicize, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party, and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

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(b) A Party may disclose this Agreement and its terms in securities filings with the U.S. Securities and Exchange Commission or other securities exchange or Government Authorities to the extent, in the opinion of the disclosing Party’s counsel, is required by Law after complying with the procedure set forth in Section 6.3(c).

(c) Each Party acknowledges that the other Party may be legally required to make public disclosures (including in filings with the U.S. Securities and Exchange Commission) of certain material developments or material information generated under this Agreement and agrees that each Party may make such disclosures as required by Law or rules of a securities exchange.

6.6 Prior CDA. This Agreement supersedes the Confidentiality Agreement between Licensor and Licensee, dated [***] (the “Prior CDA”) with respect to information disclosed thereunder. All information exchanged between the Parties under the Prior CDA shall be deemed Confidential Information of the disclosing Party and shall be subject to the terms of this Article 6.

ARTICLE 7

REPRESENTATIONS AND WARRANTIES

7.1 Mutual Representations, Warranties and Covenants. Each Party hereby represents, warrants, and covenants (as applicable) to the other Party, as of the Effective Date, as follows:

(a) it is a company or corporation duly organized, validly existing, and in good standing under the laws of the jurisdiction in which it is incorporated, and has full corporate power and authority and the legal right to own and operate its property and assets and to carry on its business as it is now being conducted and as contemplated in this Agreement, including, without limitation, the right to grant the licenses granted by it hereunder;

(b) (i) it has the corporate power and authority and the legal right to enter into this Agreement and perform its obligations hereunder; (ii) it has taken all necessary corporate action on its part required to authorize the execution and delivery of the Agreement and the performance of its obligations hereunder; and (iii) the Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid, and binding obligation of such Party that is enforceable against it in accordance with its terms;

(c) it is not a party to any agreement that would prevent it from granting the rights granted to the other Party under this Agreement or performing its obligations under the Agreement in any material respect;

(d) it shall comply in all material aspects with all applicable Laws in the course of performing its obligations and exercising its rights under this Agreement; and

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(e) it has not employed or otherwise used in any capacity, and will not employ or otherwise use in any capacity, the services of any Person debarred under United States Law, including under Section 21 U.S.C. 335(a) or any foreign equivalent thereof, with respect to the Product or otherwise in performing its responsibilities under this Agreement.

7.2 Additional Representations, Warranties and Covenants of Licensor. Licensor hereby represents, warrants, and covenants (as applicable) to Licensee that, unless otherwise provided below, as of the Effective Date:

(a) Licensor solely owns or has a license under the Licensed Patents set forth in Exhibit A, free and clear of all liens, and has the right to grant to Licensee the licenses and rights as purported to be granted hereunder;

(b) Licensor has not granted, and Licensor will not grant during the Term, any license or right in the Licensed Technology that is inconsistent with the licenses and rights granted to Licensee under this Agreement;

(c) Licensor and its Affiliates will have provided the Licensee [***] and, to the knowledge of Licensor, [***];

(d) Licensor and its Affiliates have not received any written notice from any Third Party asserting or alleging that the Development or manufacture of the Product has infringed or misappropriated the intellectual property rights of such Third Party;

(e) there are no pending or, to the knowledge of Licensor and its Affiliates, alleged or threatened, adverse actions, suits, proceedings, or claims against Licensor or its Affiliates involving the Development, manufacture or Commercialization of the Product;

(f) Licensor and its Affiliates have no knowledge of any infringement or misappropriation of any Licensed Technology by any Third Party;

(g) to Licensor’s knowledge, Exhibit A includes all Patent Rights owned or controlled by Licensor and its Affiliates as of the Effective Date that are necessary to Develop, manufacture, or Commercialize the Product in the Field in the Territory, as the Product exists as of the Effective Date;

(h) there is no pending or, or to the knowledge of Licensor and its Affiliates, alleged or threatened, re-examination, opposition, interference, or litigation, or any written communication alleging that any Licensed Patent is invalid or unenforceable anywhere in the world;

(i) to Licensor’s knowledge, Licensor and its Affiliates (including their contractors) have complied with all applicable Laws in connection with the Development of the Product; and

(j) to Licensor’s knowledge, Licensor has not committed a material breach of the Inserm License Agreement, the Inserm License Agreement is in full force and effect and Licensor has the full right and authority to grant to Licensee the sublicense under the rights granted to Licensor under the Inserm License Agreement that Licensor purports to grant to Licensee under this Agreement.

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7.3 Disclaimer. EXCEPT AS EXPRESSLY STATED HEREIN, NO OTHER REPRESENTATIONS OR WARRANTIES WHATSOEVER, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, IS MADE OR GIVEN BY OR ON BEHALF OF A PARTY. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED. Both Parties understand that the Product is the subject of ongoing research and development and neither Party can assure that the Product can be successfully developed and commercialized.

ARTICLE 8

INDEMNIFICATION; LIABILITY

8.1 Indemnification by Licensor. Licensor shall indemnify and hold Licensee, its Affiliates, Sublicensees, and their respective officers, directors, agents and employees (“Licensee Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

(a) the gross negligence or willful misconduct or breach of this Agreement by any of the Licensor Indemnitees (defined below); or

(b) Licensor’s breach of this Agreement, including any representation or warranty made by Licensor hereunder;

except in each case to the extent such Claims result from any activities set forth in Section 8.2 for which Licensee is obligated to indemnify the Licensor Indemnitee.

8.2 Indemnification by Licensee. Licensee shall indemnify and hold Licensor, its Affiliates, and their respective officers, directors, agents and employees (“Licensor Indemnitees”) harmless from and against any Claims against them to the extent arising or resulting from:

(a) the gross negligence or willful misconduct or breach of this Agreement by any of the Licensee Indemnitees;

(b) Licensee’s breach of this Agreement, including any representation or warranty made by Licensee hereunder; or

(c) the Development, manufacture, or Commercialization of the Product by or on behalf of Licensee, its Affiliates, or Sublicensees;

except in each case, to the extent such Claims result from any activities set forth in Section 8.1 for which Licensor is obligated to indemnify the Licensee Indemnitee.

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8.3 Indemnification Procedure. If either Party is seeking indemnification under Sections 8.1 or 8.2 (the “Indemnified Party”), it shall inform the other Party (the “Indemnifying Party”) of the Claim giving rise to the obligation to indemnify pursuant to such Section as soon as reasonably practicable after receiving notice of the Claim. The Indemnifying Party shall have the right to assume the defense of any such Claim brought by a Third Party (the “Third Party Claim”) for which it is obligated to indemnify the Indemnified Party provided that (a) the Indemnifying Party has (and continues to have) sufficient financial resources, in the reasonable judgment of the Indemnified Party, to satisfy the amount of any adverse monetary judgment that is sought, (b) the Third Party Claim seeks (and continues to seek) solely monetary damages and (c) the Indemnifying Party expressly agrees in writing that as between the Indemnifying Party and the Indemnified Party, the Indemnifying Party will be solely obligated to satisfy and discharge the Third Party Claim in full. The Indemnified Party shall cooperate with the Indemnifying Party and the Indemnifying Party’s insurer as the Indemnifying Party may reasonably request, and at the Indemnifying Party’s cost and expense. The Indemnified Party shall have the right to participate, at its own expense and with counsel of its choice, in the defense of any Claim that has been assumed by the Indemnifying Party. The Indemnified Party will not agree to any settlement of such Claim without the prior written consent of the Indemnifying Party, which consent will not be unreasonably withheld. The Indemnifying Party will not, without the prior written consent of the Indemnified Party, which will not be unreasonably withheld, agree to any settlement of such Claim or consent to any judgment in respect thereof that does not include a complete and unconditional release of the Indemnified Party from all liability with respect thereto or that imposes any liability or obligation on the Indemnified Party.

8.4 Mitigation of Loss. Each Indemnified Party shall take and shall procure that its Affiliates take all such reasonable steps and action as are reasonably necessary or as the Indemnifying Party may reasonably require in order to mitigate any Claims (or potential losses or damages) under this Article 8. Nothing in this Agreement shall or shall be deemed to relieve any Party of any common law or other duty to mitigate any losses incurred by it.

8.5 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 8.5 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 8.1 OR 8.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 6.

8.6 Insurance. Licensee shall procure and maintain insurance, including clinical trials insurance and product liability insurance, adequate to cover its obligations hereunder and which is consistent with normal business practices of prudent companies similarly situated at all times during which the Product is being clinically tested in human subjects or commercially distributed or sold by Licensee pursuant to this Agreement; provided, that any such clinical trials insurance coverage shall, prior to the First Commercial Sale of a Product, in no event be less than [***] per loss occurrence, and product liability insurance coverage shall, after such First Commercial Sale, in no event be less than [***] per loss occurrence. It is understood that such insurance shall not be construed to create a limit of Licensee’s liability with respect to its indemnification obligations under this Article 8. Licensee shall provide Licensor with written evidence of such insurance prior to commencement of this Agreement and upon expiration of any one coverage. Licensee shall provide Licensor with written notice at least [***] prior to the cancellation, nonrenewal or material change in such insurance or self-insurance which materially adversely affects the rights of Licensor hereunder.

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ARTICLE 9

TERM AND TERMINATION

9.1 Term. The term of this Agreement (“Term”) shall commence upon the Effective Date and continue in full force and effect, on a Product-by-Product and country-by-country basis, until the expiration of the Royalty Term for such Product in such country, unless earlier terminated as set forth in Section 9.2 below. After the expiration (but not early termination) of the Term for a particular Product in a particular country, the licenses granted by Licensor to Licensee hereunder shall continue and shall be deemed fully-paid, royalty-free, perpetual, and irrevocable.

9.2 Termination.

(a) Termination by Licensee for Convenience. At any time during the Term, Licensee may terminate this Agreement at will in its entirety upon [***] prior written notice to Licensor.

(b) Termination by Licensor for Patent Challenge. If Licensee, its Affiliates, or its Sublicensees bring, or actively support a Third Party’s efforts to bring, an action challenging the validity, scope, or enforceability of any Licensed Patents, Licensor may terminate this Agreement immediately upon written notice to Licensee.

(c) Termination for Material Breach. Each Party shall have the right to terminate this Agreement immediately upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach within [***] after receipt from the non-breaching Party of written notice specifying the breach and requesting its cure.

(d) Termination for Insolvency. In the event that either Party (i) files for protection under bankruptcy or insolvency laws, (ii) makes an assignment for the benefit of creditors, (iii) appoints or suffers appointment of a receiver or trustee over substantially all of its property that is not discharged within [***] after such filing, (iv) proposes a written agreement of composition or extension of its debts, (v) proposes or is a party to any dissolution or liquidation, (vi) files a petition under any bankruptcy or insolvency act or has any such petition filed against that is not discharged within [***] of the filing thereof, or (vii) admits in writing its inability generally to meet its obligations as they fall due in the general course, then the other Party may terminate this Agreement in its entirety effective immediately upon written notice to such Party.

9.3 Effect of Termination.

(a) License Termination. Upon the termination of this Agreement for any reason, the licenses granted by Licensor to Licensee under this Agreement shall terminate and all sublicenses thereunder shall also terminate.

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(b) Development Wind-Down or Transition. If any clinical trials that were initiated by or on behalf of Licensee prior to the termination of this Agreement are on-going as of the effective date of such termination, Licensee shall cooperate with Licensor to wind-down such clinical trial(s) in an orderly fashion; provided, however, that Licensee shall consider in good faith any request by Licensor to transition the sponsorship of any such ongoing clinical trial to Licensor. If the Parties agree to transition sponsorship of any clinical trial of the Product to Licensor, Licensee shall provide reasonable cooperation to Licensor and its designee(s) to facilitate, and the Parties shall use reasonable efforts to effect an orderly and prompt transition of the Development activities relating to the Products to Licensor and/or its designee(s) so that Licensor is able to assume responsibility for same as of the effective date of termination.

(c) Reversion. Upon termination of this Agreement for any reason (other than a termination of this Agreement by Licensee pursuant to Section 9.2(c)):

(i) Licensee shall transfer to Licensor all Regulatory Approvals, MAAs, and Regulatory Materials for the Products, all clinical and non-clinical data generated for the Product, and, on Licensor’s request, all then-existing inventory of the Product, in each case, in Licensee’s Control and possession, free of additional charge (except that inventory shall be provided at Licensee’s cost of such inventories) promptly after the effective date of such termination.

(ii) Effective upon the effective date of termination of this Agreement in its entirety, Licensee shall grant, and hereby grants, to Licensor a non-exclusive, worldwide, royalty-free license under (a) all Know-How actually incorporated by Licensee into the Products as they exist as of the effective date of termination or otherwise necessary for the Development, manufacture and/or Commercialization of the Products as they exist as of the effective date of termination and (b) all Patent Rights necessary or reasonably useful for the Development, manufacturing, and Commercialization of the Products, in each case of (a) and (b), Controlled by Licensee or its Affiliates as of the effective date of such termination, to make, have made, use, sell, offer for sale, import, export, Develop, Commercialize, or otherwise exploit the Product in the Territory and in the Field for the benefit and use in patients in the above jurisdictions.

(iii) At Licensor’s request, any existing agreements between Licensee or its Affiliates and any Third Party that are solely related to the exploitation of the Product, and all of Licensee’s and its Affiliates’ right, title and interest therein and thereto, shall at Licensor’s option be terminated or assigned and transferred to Licensor or its designee, to the extent permissible pursuant to the terms thereof (and for any such agreement that by its terms cannot be so assigned, Licensee shall reasonably cooperate with Licensor to provide to Licensor the benefits of such agreement).

(iv) Licensee shall transfer and assign to Licensor all domain names, trademarks and trade names specific to the Product that are actually used by Licensee in connection with the Commercialization of the Product in the Territory.

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(v) Upon Licensor’s written request, (a) Licensee shall, where freely assignable, assign all contract manufacturing, research service, clinical trial, or other vendor agreements solely related to the Product to Licensor, or, where such agreements are not freely assignable, reasonably cooperate with Licensor to transfer such agreements to Licensor and (b) Licensee shall continue to supply the Product to Licensor for up to [***] after the effective date of such termination of this Agreement, or, if earlier, until Licensor is able to secure its own independent supply thereof, at Licensor’s cost and expense (but without any additional markup charged by Licensee), except that with respect to supply required for the continued conduct of any clinical trial for the Product ongoing as of the effective date of termination, such [***] supply shall be at Licensee’s cost for so long as Licensee has the Product available during such period, provided [***] period.

9.4 Return of Confidential Information. Upon expiration or termination of this Agreement for any reason, except to the extent that a Party obtains or retains the right to use the other Party’s Confidential Information, each Party shall return or cause to be returned to the other Party or destroy (and certify such destruction to such other Party) all Confidential Information and all substances or compositions of the other Party or its Affiliates delivered or provided by or on behalf of such other Party, as well as any other material provided by or on behalf of such other Party in any medium, in connection with this Agreement, except that each Party may retain one (1) copy of all Confidential Information for its legal records.

9.5 Survival. Expiration or termination of this Agreement shall not relieve the Parties of any obligation accruing prior to such expiration or termination. Without limiting the foregoing, the following provisions shall survive the expiration or termination of this Agreement: Article 1, Section 2.1 (solely in the event of expiration of this Agreement, and as modified by Section 9.1), Article 4 (solely with respect to amounts accruing prior to expiration or termination of this Agreement), Section 5.1, Article 6 (solely for the duration specified in Section 6.1), Article 8, Section 9.1, Section 9.3, Sections 9.5-9.6, and Article 10.

9.6 Termination Not Sole Remedy. Termination is not the sole remedy under this Agreement and, whether or not termination is effected and notwithstanding anything contained in this Agreement to the contrary, all other remedies shall remain available except as agreed to otherwise herein.

ARTICLE 10

GENERAL PROVISIONS

10.1 Force Majeure. Neither Party shall be held liable to the other Party nor be deemed to have defaulted under or breached this Agreement for failure or delay in performing any obligation under this Agreement to the extent such failure or delay is caused by or results from causes beyond the reasonable control of the affected Party, including embargoes, war, acts of war (whether war be declared or not), acts of terrorism, insurrections, riots, civil commotions, strikes, lockouts or other labor disturbances, fire, floods, pandemics, quarantines, earthquakes or other acts of God, or acts, omissions or delays in acting by any Government Authority or the other Party. The affected Party shall notify the other Party in writing of such force majeure circumstances as soon as reasonably practical, and shall promptly undertake and continue diligently all reasonable efforts necessary to cure such force majeure circumstances or to perform its obligations in spite of the ongoing circumstances; provided that if the force majeure circumstances continue despite such efforts and prevent the affected Party from performing its obligations hereunder for more than [***], the other Party may terminate this Agreement upon written notice to the affected Party.

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10.2 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned, or delayed); provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent:

(a) in connection with the transfer or sale of all or substantially all of the business or assets of such Party relating to this Agreement to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets, or otherwise; or

(b) to an Affiliate, provided that if the entity to which this Agreement is assigned ceases to be an Affiliate of the assigning Party, the Agreement shall be automatically assigned back to the assigning Party or its successor.

Notwithstanding anything to the contrary in this Agreement, if a Party is acquired by a Third Party after the Effective Date, then with respect to any intellectual property rights controlled by the acquiring entity or its affiliates (other than one of the Parties to this Agreement or its Affiliates immediately prior to such acquisition), such intellectual property rights of the acquiring entity and its affiliates shall not be included in the technology and intellectual property rights licensed to the other Party hereunder to the extent held immediately prior to the closing of such transaction by such acquirer entity or its affiliate. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 10.2. Any assignment not in accordance with this Section 10.2 shall be null and void and of no legal effect.

10.3 Severability. If any one or more of the provisions contained in this Agreement is held invalid, illegal, or unenforceable in any respect, the validity, legality, and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby, unless the absence of the invalidated provision(s) adversely affects the substantive rights of the Parties. The Parties shall in such an instance negotiate in good faith to promptly replace the invalid, illegal, or unenforceable provision(s) with valid, legal, and enforceable provision(s) which, insofar as practical, implement the original intent of the Parties.

10.4 Notices. All notices which are required or permitted hereunder shall be in writing and sufficient if delivered personally, sent by registered or certified mail or overnight courier, sent by nationally-recognized overnight courier or sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Licensor:

[***]

[***]

[***]

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with a copy (which shall not constitute notice) to:

[***]

[***]

[***]

If to Licensee:

[***]

[***]

[***]

with a copy (which shall not constitute notice) to:

[***]

[***]

[***]

or to such other address(es) as the Party to whom notice is to be given may have furnished to the other Party in writing in accordance herewith. Any such notice shall be deemed to have been given: (a) when delivered if personally delivered on a Business Day (or if delivered on a non-Business Day, then on the next Business Day); (b) on the Business Day after dispatch if sent by nationally-recognized overnight courier; or (c) on the fifth (5th) Business Day following the date of mailing, if sent by mail.

10.5 Governing Law. This Agreement will be governed by and interpreted under the laws of the State of New York, U.S., without giving effect to any choice or conflict of law provision; provided that any matters relating to the construction or effect of any Patent Rights will be governed by the patent laws of the relevant jurisdiction in which such Patent Rights are granted.

10.6 Dispute Resolution.

(a) General. Any dispute between the Parties in connection with or relating to this Agreement or any document or instrument delivered in connection herewith (a “Dispute”) shall be resolved pursuant to this Section 10.6.

(b) Senior Officers. Any Dispute shall first be referred to the Senior Officers of the Parties, who shall confer in good faith on the resolution of the issue. Any final decision mutually agreed to by the Senior Officers shall be conclusive and binding on the Parties. If the Senior Officers fail to resolve such matter within [***] after the date on which the matter is referred to the Senior Officers (unless a longer period is agreed to by the Parties), then if a Party wishes to pursue further resolution of such Dispute, an action, claim or proceeding to resolve such Dispute shall be brought in any court of competent jurisdiction pursuant to 10.6(c) below.

(c) Court Resolution. Each Party (i) submits to the exclusive jurisdiction of any United States court in New York, for purposes of any action, suit or other proceeding arising out of this Agreement, (ii) agrees not to raise any objection at any time to the laying or maintaining of the venue of any such action, suit or proceeding in any of such court, and (iii) irrevocably waives any claim that such action, suit or other proceeding has been brought in an inconvenient forum and

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further irrevocably waives the right to object, with respect to such action, suit or other proceeding, that such court does not have any jurisdiction over such Party. Notwithstanding Section 10.6(c)(i) above, in the case where a Dispute is with respect to the validity, scope, enforceability, inventorship, or ownership of any Patent Right, trademark, or other intellectual property right, such Dispute shall be brought in any court of competent jurisdiction in any country or jurisdiction in which such intellectual property rights apply. For any Disputes submitted for resolution by a court, the Parties each hereby irrevocably and unconditionally waive their right to a jury trial.

10.7 Entire Agreement; Amendments. This Agreement, together with the Exhibits hereto, contains the entire understanding of the Parties with respect to the subject matter hereof. Any other express or implied agreements and understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter hereof are superseded by the terms of this Agreement. The Exhibits to this Agreement are incorporated herein by reference and shall be deemed a part of this Agreement. This Agreement may be amended, or any term hereof modified, only by a written instrument duly executed by authorized representative(s) of both Parties.

10.8 Headings; Language. The captions to the several Articles, Sections, and subsections hereof are not a part of this Agreement, but are merely for convenience to assist in locating and reading the several Articles and Sections hereof. This Agreement was prepared in the English language, which language shall govern the interpretation of, and any dispute regarding, the terms of this Agreement.

10.9 Independent Contractors. It is expressly agreed that Licensor and Licensee shall be independent contractors and that the relationship between the two Parties shall not constitute a partnership, joint venture or agency. Neither Licensor nor Licensee shall have the authority to make any statements, representations, or commitments of any kind, or to take any action, which shall be binding on the other Party, without the prior written consent of the other Party.

10.10 Waiver. The waiver by either Party of any right hereunder, or of any failure of the other Party to perform, or of any breach by the other Party, shall not be deemed a waiver of any other right hereunder or of any other breach by or failure of such other Party whether of a similar nature or otherwise.

10.11 Cumulative Remedies. No remedy referred to in this Agreement is intended to be exclusive, but each shall be cumulative and in addition to any other remedy referred to in this Agreement or otherwise available under law.

10.12 Further Assurance. Each Party shall duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, including the filing of such assignments, agreements, documents, and instruments, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes hereof, or to better assure and confirm unto such other Party its rights and remedies under this Agreement.

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10.13 Waiver of Rule of Construction. Each Party has had the opportunity to consult with counsel in connection with the review, drafting, and negotiation of this Agreement. Accordingly, the rule of construction that any ambiguity in this Agreement shall be construed against the drafting Party shall not apply.

10.14 Counterparts. This Agreement may be executed in two or more counterparts by original signature, facsimile or PDF files, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

{Signature Page Follows}

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IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ADVERUM BIOTECHNOLOGIES, INC.		LEXEO THERAPEUTICS LLC

By:	/s/ Laurent Fischer	By:	/s/ R. Nolan Townsend
Name:	Laurent Fischer	Name:	R. Nolan Townsend
Title:	CEO	Title:	Chief Executive Officer

LIST OF EXHIBITS

Exhibit A:	Licensed Patents
Exhibit B:	Gene Therapy Vehicle
Exhibit C:	Product Sequence
Exhibit D:	Technology Transfer Plan
Exhibit E:	Equipment
Exhibit F:	Existing Inventory
Exhibit G:	Preclinical and Natural History Data

EXHIBIT A

Licensed Patents

[***]

EXHIBIT B

Gene Therapy Vehicle

[***]

EXHIBIT C

Product Sequence

[***]

EXHIBIT D

Technology Transfer Plan

[***]

EXHIBIT E

Equipment

[***]

EXHIBIT F

Existing Inventory

[***]

EXHIBIT G

Preclinical and Natural History Data

[***]

Execution Copy

FIRST AMENDMENT TO LICENSE AGREEMENT

This FIRST AMENDMENT TO LICENSE AGREEMENT (“First Amendment”), is entered into on February 28, 2022 (“Amendment Effective Date”), by and between ADVERUM BIOTECHNOLOGIES, INC., a Delaware corporation with a place of business at 800 Saginaw Dr., Redwood City CA 94063 (“Adverum”), and LEXEO THERAPEUTICS, INC., a Delaware corporation with a place of business at 430 East 29th St, 14th Floor New York, NY 10016 (“Lexeo”). Adverum and Lexeo (and their permitted successors and assigns) are sometimes referred to herein individually as a “Party” and collectively as the “Parties” in this First Amendment.

Recitals

WHEREAS, Adverum and Lexeo have executed that certain License Agreement (the “License Agreement”) dated as of January 19, 2021 (the “Effective Date”) and the Parties had separately agreed to the terms and conditions set forth in that certain Side Letter Agreement dated as January 19, 2021 (the “Side Letter”) of with respect to the License Agreement.

WHEREAS, the Parties agreed pursuant to the Side Letter to amend the License Agreement to [[***]]

WHEREAS, the Parties desire to amend the License Agreement pursuant to Section 10.7 of the License Agreement to reflect the agreements made under the Side Letter.

Terms

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, Adverum and Lexeo hereby agree as follows:

1. The Parties hereby agree to amend and replace Section 1.31(d) in its entirety with the following:

(d) “rebates, reimbursements, chargeback payments, or similar payments granted to wholesalers or other distributors, buying groups, health care insurance carriers, chain pharmacies, mass merchandisers, staff model HMOs, managed health care organizations, pharmacy benefit managers (or equivalents thereof), national, state/provincial, local, and other governments, their agencies and purchasers and reimbursers, or to trade customers; provided, however, that:

•

the aggregate deduction under this clause (d) shall not exceed [***] of the total amount invoiced (excluding taxes) for all Products sold in the Territory in a Calendar Year, and if such cap is surpassed at the end of each Calendar Year, Licensee shall include in Net Sales the amount deducted over such [***] cap. Such cap will be prorated for the first and last Calendar Year during the Term;

•	the deductions are [***];

•	the deductions are actually borne by Licensee or its Affiliates; and

•	Licensee has [***]

2. Term of Amendment. This First Amendment shall be in effect from the Effective Date and shall continue for the term of the License Agreement.

3. Full Force and Effect. Except as specifically modified or amended by the terms of this First Amendment, the License Agreement and all provisions contained therein are, and shall continue, in full force and effect and are hereby ratified and confirmed.

4. Integration. This First Amendment contains the entire agreement of the parties with regard to amending the License Agreement, and supersedes and replaces any prior agreements as to that matter. This Agreement may not be changed or modified, in whole or in part, except by an instrument in writing signed by Adverum and Lexeo.

5. Counterparts. This First Amendment may be executed in any number of separate counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

6. Miscellaneous. This First Amendment is binding upon all the parties to the License Agreement and their respective successors and assigns.

[Signature page follows]

IN WITNESS WHEREOF, the Parties intending to be bound have caused this Agreement to be executed by their duly authorized representatives as of the Effective Date.

ADVERUM BIOTECHNOLOGIES, INC.		LEXEO THERAPEUTICS, INC.

By:	/s/ Peter Soparkar	By:	/s/ R. Nolan Townsend
Name:	Peter Soparkar	Name:	R. Nolan Townsend
Title:	Chief Legal Officer	Title:	Chief Executive Officer

Reviewed by ADVM Legal:____

[Signature Page to Lexeo-Adverum First Amendment]